Exhibit 10.13

MEDICAL ACTION INDUSTRIES INC.
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
(AS OF JUNE 2013)

Medical Action Industries Inc. (“Medical Action”) uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors (“Board”).  In setting director compensation, the Compensation Committee of the Board considers the time commitment directors must make in performing their duties, the level of skills required by Board members and the market competitiveness of its director compensation levels.  Directors who are employees do not receive any additional compensation for serving as a director.

As of June 2013, each non-employee director is entitled to receive the compensation described below.

Retainer/Fees

•	Monthly Retainer for Board Service: $2,000 per month, plus an additional $1,500 per month for each of the Lead Director and the Chairman of the Board;
•	In Person Board Meeting Fees: $1,000 per meeting, plus an additional $1,000 per meeting for the Chairman of the Board;
•	Telephonic Board Meeting Fees: $500 per meeting, plus an additional $500 for the Chairman of the Board;
•
Committee Meeting Fees: $1,000 per meeting ($500 if meeting is held on same date as a Board meeting or telephonically), plus an additional $1,000 for the Committee Chairmen ($500 if the meeting is held on same date as a Board meeting or telephonically);

In addition, each non-employee director receives a fee of $1,000 and the Lead Director and Chairman of the Board of Directors each receive a fee of $3,000 for attending the Annual Meeting of Stockholders each year.
All retainers and fees are paid in cash.

Equity Awards

Each year at the Annual Meeting of Stockholders, non-employee directors may be granted up to 7,500 nonqualified stock options (“options”) under the Medical Action Industries Inc. 1996 Non-Employee Director Stock Option Plan. The options give non-employee directors the right to purchase shares at the closing price of Medical Action’s common stock on the date of grant.  All options are fully vested and exercisable from the date of grant.  All outstanding options held by a non-employee director are automatically cancelled upon termination of service as a director unless the reason for termination is due to the non-employee director’s voluntary mid-term resignation, declining to stand for reelection (whether as a result of our mandatory retirement program or otherwise), becoming an employee or becoming disabled (as defined in our pension plan) where all outstanding options held instead will expire five years from the date upon which services as a director ceased. In the event of a non-employee director’s death (whether before or after termination of service), all outstanding options held (and not previously cancelled or expired) will be fully exercisable by the non-employee director’s legal representative within one year after the date of death (without regard to the expiration date of the option specified in accordance with the preceding sentence).